Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS PRELIMINARY FISCAL 2011 THIRD QUARTER RESULTS

- Initiates Fiscal 2011 Fourth Quarter and Fiscal 2012 Revenue and Operating Margin Guidance -

- WMS Repurchased $30 Million of Common Stock During the March 2011 Quarter;

$220 Million Remains Outstanding on Current Repurchase Authorization -

Waukegan, Ill. - April 11, 2011 - WMS Industries Inc. (NYSE:WMS) today reported preliminary results for the fiscal third quarter ended March 31, 2011. Based upon preliminary financial data, WMS expects total revenue to be approximately $191-to-$193 million, which is below the Company’s third quarter revenue guidance range of $209-to-$215 million. WMS expects diluted earnings per share to be in a range of $0.40-to-$0.42 per share for the March 2011 quarter.

“Our third quarter results are clearly a disappointment and reflect several factors including lower-than-anticipated new unit demand in the March 2011 quarter, WMS’ execution challenges that resulted in approximately $8 million in product sales revenue from customers’ orders that shipped in April instead of the March 2011 quarter, and continued challenges in commercializing new products, including a slower rate of initial regulatory process approvals arising from the increased complexity of our newest gaming features and networked-technology enablers,” said Brian R. Gamache, chairman and chief executive officer of WMS. “As with previous issues our management team has faced and successfully resolved as we’ve evolved and grown the Company, we are identifying the root causes and implementing an action plan that includes process and organizational changes expected to improve our sales and operating execution. In addition, as our game developers incorporate more innovative and complex technologies into products, such as our Portal gaming applications and Player’s Life™ features, we are working to address the delayed commercialization for these promising, player-appealing new products. As we receive regulatory approvals for these products over the coming quarters, we expect to begin to realize a more normal flow of approvals followed by the revenue benefits from commercializing these innovative products.”

“Addressing these issues is a top priority throughout the organization, and in the face of the overall sluggish industry environment we will continue to strengthen our revenues and operating margin even as we maintain our investment focus toward the future,” continued Gamache. “In addition, our balance sheet remains strong as we ended the quarter with approximately $114 million in total cash and we continue to have no debt. With the strength and liquidity of our balance sheet and capital structure, we continue to believe that reinvesting in the Company through opportunistic share repurchases is in our stockholders’ best interest and we have approximately $220 million remaining availability under our repurchase program authorization. During the March quarter, the Company repurchased $30 million or over 750,000 shares of WMS stock, and thus far in fiscal 2011 we’ve utilized $80 million of cash to repurchase approximately 2.1 million shares.”

Following the introduction of several new successful participation themes during the March 2011 quarter, WMS expects gaming operations revenue to have stabilized and be approximately in line with the December 2010 quarter, partially reflecting a quarterly sequential increase in average daily revenue per gaming machine.

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WMS Reports Preliminary Fiscal Third Quarter Results, 4/11/2011	page 2

Notwithstanding the expected March 2011 quarterly revenue levels, the Company expects total gross profit margin to be in line with the December 2010 quarter total gross profit margin reflecting an improvement in gaming operations gross margin with gaming operations being a slightly higher percentage of total revenues, and a decline in product sales gross margin primarily due to higher revenues and lower margin from used gaming machines. The Company’s operating margin for the March 2011 quarter is also expected to be relatively flat on a quarterly sequential basis reflecting lower gross profit due to lower revenues offset by lower operating costs related to expense containment initiatives.

Gamache stated, “Casino operators’ capital budgets for replacing slot machines have been at historically low levels for several years, and new casino openings and expansions are now at their lowest level in many years. Over the past few years, as a result of our product strategy and customer focus, WMS has overcome this challenging environment and generated consistent revenue and profit growth. However, based on recent customer capital budgets and unit demand trends, we don’t expect meaningful improvements in the industry environment over the remainder of calendar 2011 or, at this point, for calendar 2012 and today we issued revenue guidance accordingly. Until we begin to see consistent economic recovery, growth in consumer spending and improvements in industry replacement and new unit demand, we believe WMS’ annual revenue will continue to grow at a mid-to-high single-digit percentage rate consistent with the growth achieved in fiscal 2009 and fiscal 2010, and now in fiscal 2011.”

Fiscal 2011 Fourth Quarter and Fiscal 2012 Financial Outlook

WMS today initiated revenue guidance for the fiscal 2011 fourth quarter of $210-to-$220 million compared to revenue of $213 million in the prior-year quarter. Reflecting the fourth quarter revenue expectation, the Company has revised its fiscal 2011 revenue guidance to a range of $790-to-$800 million representing 3%-to-5% annual growth. Operating margin guidance for the June 2011 quarter of 22.0%-to-23.5% reflects expected quarterly sequential improvements in product sales gross margin and operating costs declining as a percentage of revenues compared to the March 2011 quarter.

Based upon current expectations of continued low global replacement demand, but initial contributions from new revenue initiatives and modestly higher industry growth from new casino and expansion opportunities, WMS anticipates Fiscal 2012 revenue will rise 3%-to-7% over the Fiscal 2011 guidance, or a range of $810-to-$850 million, with an expected operating margin improvement to a range of 21%-to-22%. The expected revenue growth is based on continued market penetration, especially in international markets, new market openings domestically and internationally, growing revenues from new networked gaming and online gaming products and increased participation revenues.

The Company routinely reviews its guidance and may update it from time to time based on changes in the market and its operations.

The fiscal 2011 third quarter results reported today are preliminary and subject to completion of the Company’s customary quarterly closing and review procedures. WMS Industries Inc. expects to report fiscal 2011 third quarter results after the market closes on Tuesday, April 26, 2011, and will host a conference call and webcast at 4:30 p.m. ET on Tuesday, April 26, 2011. Both the call and webcast are open to the general public.

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WMS Reports Preliminary Fiscal Third Quarter Results, 4/11/2011	page 3

The conference call numbers are 212/231-2938 or 415/226-5361. Please call five minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.wms.com (select “Investor Relations”). Please log-on ten minutes in advance to ensure that you are connected prior to the call’s initiation. Questions will be taken only from participants on the conference call. Following its completion, a replay of the call can be accessed for thirty days at www.wms.com.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity, including the statements set forth under the caption “Fiscal 2011 Fourth Quarter and Fiscal 2012 Financial Outlook,” among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (3) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (4) a reduction in capital spending or interruption in payments by casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (5) a reduction in play levels of our participation games by casino patrons, whether due to economic conditions or increased placements of competitive product; (6) inability of suppliers of key components to timely meet our requirements to fulfill customer orders; (7) a failure to obtain and maintain our gaming licenses and regulatory approvals; (8) failure of customers or players to adapt to the new technologies that we introduce in new product concepts; (9) a software anomaly or fraudulent manipulation of our gaming machines and software; (10) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; (11) an infringement claim seeking to restrict our use of material technologies; and (12) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2010 and our more recent reports filed with the Securities and Exchange Commission.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing games, video and mechanical reel-spinning gaming machines, video lottery terminals and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. WMS is proactively addressing the next stage of casino gaming floor evolution with its WAGE-NET networked gaming solution, a suite of systems technologies and applications designed to increase customers’ revenue generating capabilities and operational efficiency. More information on WMS can be found at www.wms.com or visit the Company on Facebook, Twitter or YouTube.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

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